Exhibit 99.2
Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
CORPORATE PARTICIPANTS
Michael Collier
Vice-President, Investor Relations
Randy Harl
President & Chief Executive Officer
Van Welch
Chief Financial Officer
CONFERENCE CALL PARTICIPANTS
Graham Mattison
Lazard Capital Markets
Stephen Gengaro
Jefferies & Company
Jamie Cook
Credit Suisse
John Rogers
DA Davidson
Matt Tucker
KeyBank
PRESENTATION
Operator
Good morning ladies and gentlemen and welcome to Willbros Group Fourth Quarter and Year End 2010 Results Conference Call. I would now like to turn the call over to Mr. Michael Collier, Vice-President of Investor Relations. Please go ahead, sir.
Michael Collier, Vice-President, Investor Relations
Thank you. Good morning everyone and thank you for joining us.
In addition to myself, today’s participants include Randy Harl, President and Chief Executive Officer of Willbros, and Van Welch, Chief Financial Officer.
This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com. A replay will also be available through the phone number provided by the company in yesterday’s press release. Information reported on this call speaks only as of today, March 15, 2011, and therefore you are advised that time-sensitive information may no longer be accurate at the time of any replay.
Comments today contain forward-looking statements. All statements, other than statements of historical facts, which address activities, events, or developments the company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of March 14, 2011, 2010 10-K, and on our website.
Now I’d like to turn the conference over to Randy Harl, President and Chief Executive Officer. Randy?
Randy Harl, President & Chief Executive Officer
Thanks, Mike. Good morning everyone and thank you for joining us today.
In our press release yesterday we reported a fourth quarter net loss from continuing operations of $66.3 million or $1.41 per diluted share on revenues of $398.5 million. Adjusted to exclude the impairment charge, as listed and reconciled in the earnings release, our net loss would have been $37.5 million for the quarter or $0.80 per diluted share. Our full year 2010 net loss was $31.8 million or $0.74 per diluted share on revenues of $1.2 billion. Adjusted to exclude the special items reported in the earnings release, full year results were $41.1 million net loss or $0.96 per diluted share.
With regard to our 2010 performance, I am personally disappointed with these results. Despite improving market conditions late in the year we continued to be challenged by weaker demand for our services which was compounded by poor visibility for the timing of both committed projects as well as anticipated projects. In our Downstream and Utility T&D segments we found ourselves maintaining resource levels sufficient to initiate and complete certain projects that were delayed or cancelled on short notice. The combination of these circumstances resulted in misalignment of our costs with the uncertain timing of revenues.

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
Weather conditions in Canada have been marked by extreme cold, even for Canada, and we experienced cost overruns on projects there that negatively impacted our fourth quarter results and excluding the goodwill impairment were the primary reason our results were less than expected. These projects generated a fourth quarter operating loss of approximately $19.2 million. The losses also eliminated an anticipated $3.5 million of income in the first quarter of 2011. We have determined that the problems in Canada were not due to the design of our systems and processes but rather were caused by less than robust project management oversight exacerbated by deviations from our project execution plan and schedule delays, forcing us to perform construction in harsher weather conditions. We are in the process of strengthening the management structure in Canada and at the corporate level we have implemented additional oversight.
Clearly, our 2010 results were not what we had anticipated, but we invested a significant amount in the future of the company to diversify our end-market exposure with the acquisition of InfrastruX and to align our service offerings with our customer’s needs. In addition to the major investment in the Utility T&D source base, we expanded our geographic presence and service offerings in the U.S. Upstream segment to mitigate the seasonality of pipeline construction, especially in the fourth and first quarters. We began implementing our proven control systems and processes into the Utility T&D segment. We have made several management changes and added a key position to the management team since the second half of 2010. We have high expectations from the newly configured management team.
Strategically, we are in the midst of a transformation that is both cultural and operational. We have refocused our business model on North America and expanded or addressable markets to include: the massive unconventional shale play developments in the U.S.; the second largest hydrocarbon reserves in the world, the oil sands in Canada; the expansion and improvement of the North American electric utility grid; and the industrial process and refining markets. Each of these markets carries with it significant recurring services opportunities, which are a key tenet of our strategy. Growing our revenue stream associated with more recurring services has the potential to reduce the impact of seasonal revenue decline in the fourth and first quarters and provide improved stability and predictability.
Our management team has the skills and experience to execute on this transformation that is underway. We promoted Jim Gibson to Chief Operating Officer to provide additional management and oversight to all three of our business segments. In his previous role leading the Downstream segment Jim put in place cost efficiencies which we believe set a good model for our expectations for the Utility T&D segment. Rich Cellon, formerly president of our Government Services business unit now leads the Downstream segment. We also appointed Mike Giarratano as Senior Vice-President and Chief Operating Officer of the Utility T&D segment. Mike was instrumental in growing the Hawkeye division within InfrastruX and we believe he will be successful in integrating and growing this new segment for Willbros. In February of this year, Rob Berra, Executive Vice-President of Sales and Marketing, joined Willbros to spearhead our heightened corporate focus on sales and marketing in addition to promoting backlog growth and improving project visibility across all Willbros segments. In the near term we expect Rob to have an impact on the Downstream segment because of his extensive knowledge and relationships in that industry.
In 2010 we had multiple successes. We had excellent results on our major project execution in the United States, which was highlighted by our superior performance of the Fayetteville Express Pipeline, FEP, project, where we delivered better than expected results. Additionally, our Upstream engineering unit exceeded its plan. We reduced costs in our Downstream segment and, as we anticipated, it delivered an operating profit in the second half of the year. Our new Utility T&D segment won major electric transmission projects in Maine and a solar generation project on Long Island. These projects, coupled with anticipated CREZ work in Texas, give us much better visibility going forward. The Utility T&D segment also provides significant recurring services backlog, which comprises approximately 70 percent of our total backlog of $2.2 billion.
As we move into 2011 our foremost priority is strengthening the company’s financial position. My directive to our management team is to focus on four primary objectives. Number one: reduce debt by approximately $50 million to $100 million to significantly reduce interest expense and provide better financial flexibility. This should help translate more of our EBITDA into earnings. Number two: continue to emphasize and improve our project management tools and capabilities. We can achieve results across all our segments like we achieved on the FEP project. We already have large projects in backlog that can make a significant impact on our bottom line. Number three: maintain our focus on North America. Our presence in the unconventional shale plays, the Canadian oil sands, and the U.S. electric transmission markets present the best growth opportunities for Willbros. This is where our key markets and resources come together to offer the best risk-adjusted returns; therefore, we are not planning to pursue large international projects like we did last year. And four: remain focused on safety. Our objective for the year is to reduce injuries by 50 percent. We differentiate Willbros on this value, both as an employer and as a provider of services.

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
Of course, these objectives overarch actions already underway, including: fully integrating InfrastruX into Willbros; adapting our Upstream business to meet changing market conditions and execute the newly-awarded and currently underway Acadian project to the same standards as FEP; reducing operating costs and creating efficiencies that will enhance our competitiveness and improve our bottom line; and continue moving to an operating company structure while fostering a common set of values and culture. We expect to realize synergies and cross-selling opportunities and to reduce costs with this operating structure.
Now Van will discuss some of the steps we have been taking to improve our capital structure and financial position. Van?
Van Welch, Chief Financial Officer
Thanks, Randy, and good morning everyone.
This morning we reported a fourth quarter net loss from continuing operations of $66.3 million or $1.41 per diluted share on revenue of $398.5 million. These results include an after-tax goodwill impairment charge of $28.8 million related to our 2007 acquisition of InServ in our Downstream segment. Adjusted for the impairment charge our net loss would have been $37.5 million for the quarter or $0.80 per diluted share. Our full year 2010 net loss was $31.8 million or $0.74 per diluted share on revenue of $1.2 billion. Full-year results were also impacted by special after-tax items, including the Downstream segment goodwill impairment charge of $36 million, $5.9 million of deal cost associated with the InfrastruX acquisition, and the change in fair value of the contingent earn-out liability of $45.3 million. Excluding the impairment charge and reduction in earn-out, full year 2010 results would have been a net loss from continuing operations of $41.1 million or $0.96 per share.
From a liquidity standpoint we had cash and cash equivalents of $141 million as of year-end 2010, an increase of $40 million from the third quarter of 2010. As you may remember, on July 1, 2010 and as part of the financing of the InfrastruX acquisition we entered into the 2010 credit agreement that provided for a $475 million senior secured credit facility consisting of a four-year $300 million term loan and a three-year $175 million revolver. Our original credit agreement contains provisions that require Willbros to comply with various covenants, including limitations on certain assets sales and dispositions. At the end of 2010 we remained in compliance with those covenants; however, as Randy mentioned a few minutes ago, one of our key focuses this year is to improve our financial flexibility by reducing our leverage by paying down debt. This required us to modify some of our covenants with our bank group.
We have reached an agreement with our bank group and our credit agreement has now been amended. A key amendment allows Willbros to sell equipment, real estate and business units and, in most cases, the proceeds from these divestitures would be required to pay down debt. In the fourth quarter of 2010 we sold approximately $12 million in under-utilized equipment and to date we have identified approximately $18 million of additional under-utilized equipment to be sold, of which we intend to use such proceeds to pay down debt in 2011. We also have a study underway to assist us in determining the strategic fit and potential future contributions of various business units. The outcome of this study is expected to yield targets for divestment which will contribute to our overall debt reduction objective. Willbros has agreed to limit its revolver borrowings to $25 million under the amended agreement with no change to the previous limitations on letters of credit. Additionally, this amendment allows Willbros to utilize the revolver to purchase 59.4 million of the 2.75 percent senior notes, which have been put to us as of five o’clock yesterday. The $25 million borrowing restriction would be lifted when the company’s total leverage ratio becomes three to one or less.
We have some additional work to do in terms of reducing our debt, improving our operating performance, completing the integration of InfrastruX, and adapting our North American businesses to fit new market conditions; therefore, at this time I will not offer annual earnings guidance for 2011. However, the seasonality of the fourth and first quarters of our business model coupled with the extreme weather conditions across North America in the first quarter lead us to believe that the first quarter operating results will be comparable to the fourth quarter of 2010, excluding the goodwill impairment and the Canadian project losses. I can establish some expectations that will enable a measure of our progress against the 2011 goals we have set. Revenue is expected to range from $1.6 billion to $1.8 billion; debt reduction of approximately $50 million to $100 million by the end of the year; and SG&A reduced to 6 percent to 8 percent of revenue. Our plan for 2011 does not anticipate deal cost or major international project pursuits, which totaled $14.5 million in 2010. In addition, we have identified headcount and other cost reductions that are expected to result in $15 million of savings in 2011.

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
Now turning to CapEx, our approved capital expenditure budget for 2011 is planned to be $29.7 million and will be a function of new work commitments and the availability of rental equipment at prices competitive with ownership cost. We believe the rental market for our needs is currently favorable for renting versus owning equipment.
I will now hand the call back over to Randy.
Randy Harl, President & Chief Executive Officer
Thanks, Van.
Strategically we must fill the seasonal gaps which characterize many of our product and service lines. The challenge is not backlog; we have over $2 billion already booked. Our challenge is to seize the opportunities afforded to Willbros by our expanded suite of services and markets.
In the Utility T&D segment, to ensure profitability, we continue to integrate and restructure the business by optimizing its overhead, equipment and resources. Thus far we have closed the administrative office in Seattle and identified new leadership for this segment. Our project management office is actively engaged in introducing systems and tools and in training project management teams in their applications.
The U.S. Downstream segment continues to be challenged by a constrained market, poor visibility, and margin pressure; therefore, we are aligning the cost structure in our Downstream segment to match the reality of the market we see today and expect to see in the future. With our improved sales and marketing efforts we expect to expand our customer and prospect universe, focusing on more meaningful projects that provide greater opportunity for revenue growth and profit. Rob Berra is leading this effort.
In Upstream, Canada presents growing market opportunities for both capital projects and for additional maintenance services like our long-term Syncrude contract. We are strengthening our business development and project management execution in order to grow the business and to deliver expected project results in what still remains as a competitively-priced market for our services. Northern Alberta is once again a rapidly expanding market for our services and we can grow both our capital and maintenance work with our focused strategic marketing effort. In the U.S., the development of the shale plays creates new opportunities for all of our services. These new sources of supply are in regions with little to no hydrocarbon infrastructure. This market gives us the opportunity to serve a new customer base: the oil and gas producers. For the past two years we have been proactively developing a business unit focusing on providing services to these producers who demand delivery of our services from a local office.
We have also integrated the small pipe capability gained with the InfrastruX acquisition and now have a combined service offering and customer base that extends from the well head to the burner tip. We have resources on the ground in the Barnett, Haynesville, Marcellus and Eagle Ford shale plays and are developing a plan to address the Bakken. We will continue to pursue opportunities for our traditional mainline pipeline engineering and construction offerings and we have improved visibility with the Acadian project, which is currently underway. Our overriding objective is to reduce our leverage by extracting the maximum profitability from our backlog and generating operating cash flow.
So before we take your questions, although I am disappointed with last year’s results I want to reiterate that I’m also very encouraged with the investments we made in 2010 and our plans for 2011 and beyond. With the recent large capital project awards in the northeast and being on the cusp of realizing the potential of the backlog we have for the Texas CREZ work, we are gathering momentum in our Utility T&D segment. We returned our downstream segment to profitability and continue to monitor our costs. We expect this segment to contribute positive results in 2011. We have significant opportunities in the Upstream segment with the return of the market for our services in Northern Alberta and expansion of our U.S. pipeline E&C services to include regional offices to deliver our services locally to oil and gas producers. We have a great organization with great people and a $2.2 billion backlog. I believe we are focused on the right objectives and we can deliver outstanding results. Starting in the second quarter of 2011 we expect to return to profitability.
We will now take your questions.

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
Operator
Thank you. We will now take questions from the telephone lines. If you are using a speakerphone, please lift the handset before making your selection. To ask a question, please press star one on your telephone keypad. If at any time you would like to cancel your question, please press the pound sign. Please press star one at this time if you have a question. There will be a brief pause while the participants register for questions. Thank you for your patience.
The first question is from Graham Mattison of Lazard. Please go ahead.
Graham Mattison, Lazard Capital Markets
Good morning. I was wondering if you could talk a little bit more about the projects up in Canada just in terms of, you know, you talked about the weather, but what you’re doing to improve the processes up there and then give a sense of how much is left on those projects.
Randy Harl, President & Chief Executive Officer
Graham, I’ll address the first part of that in terms of what we’re doing. We had some execution issues there. We had quite a growth in the number of projects that we had underway. You’ll remember last first quarter we really had no work in Canada. This year we pretty much had a full book of business. I think that there was a combination of things, including the weather and some other changing conditions, but for the most part we didn’t implement all of the systems and processes fully that we have, so we’ve introduced more oversight into the business. We are assigning Jim Gibson, our COO, to Canada for the next few weeks to get up there and have a look at what’s going on and I think we will quickly sort out the issues that we have there. The good news, if there is any in that, is that we really have more of an application implementation of our systems and process issue than actually not having them in place. So from a management standpoint it’s something that I feel we can turn around very quickly and move on with our business. We have a growing market there in front of us. We have more prospects on the radar screen than we’ve ever had. So I’m very optimistic about turning this around quickly and moving forward.
Van, do you want to comment on what’s left to work off there?
Van Welch, Chief Financial Officer
Sure. Graham, first of all, there are four projects that are now in total loss. Just a quick comment about the accounting associated with that. A large part of the cost incurred associated with what put these projects in loss position occurred outside of Q4, but the accounting rules tell us that we need to book the full provision in Q4 and we have done that. Of the four losses, the biggest loss that was incurred was about $7.8 million and the smallest loss incurred was about $3 million.
In terms of revenue to go, there’s about $140 million worth of revenue to go on those for projects for 2011 forward. In 2011, of that $140 million we anticipate about $120 million of that in 2011, with a small bit that would be carried forward to 2012.
Graham Mattison, Lazard Capital Markets
Great. And so the remaining $120 million will be at break-even margins?
Van Welch, Chief Financial Officer
That’s correct, Graham.
Graham Mattison, Lazard Capital Markets
Okay, great. And then wonder if you could just follow up and give us some comments about the awards that you’ve seen thus far in the year and given that you’re at about $950 million in backlog right now and you booked one major Upstream job, what else is left for you to hit the guidance level? Is there another major project Upstream job that you’re looking for?
Van Welch, Chief Financial Officer
Yeah, in that backlog, just to highlight, the Acadia project that Randy referenced in his comments, that is not included in that 12/31 backlog. So that is the biggest project that we have out there. That’s estimated somewhere about $120 million to $130 million.
Randy Harl, President & Chief Executive Officer
And so, Graham, to hit our numbers for the Upstream unit, you know, we have more than enough prospects on the radar screen. We’re optimistic with the Upstream that we’re going to hit that. You know, we’ve kind of gotten back to a market where I think it’s going to be characterized by one or two of these larger projects executed primarily Q2, Q3, maybe a little bit into Q4, and that’s why the change in strategy. It makes so much sense to us to be able to move closer to the production and have pretty much year round work available to us to really blend well with what we see happening in Q2 and Q3. So we’re very close on being able to fill the book for the Upstream business.

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
The Downstream business is, you know, Q1 really is bidding. We’re starting some work. We’re going to have a good turnaround season in the first half this year. Can’t really say too much about the second half, the fall. It looks like 2012 is going to be a big year for that business. The rest of our businesses are very busy in the Downstream. The tank, the heater business, which also bodes well for the manufacturing and shop work that we do. We have a much higher level of bidding this year than last year but the awards haven’t come in yet. But that’s a normal part of the process. That should happen this month and on into April. Oman continues to click along as expected and, as I said a few minutes ago, the work in Canada, the market is coming back, it’s roaring back I think is the way to describe that. We had quite a lull there but we’re seeing most of the owners restart those projects that were cancelled. I think we are much better positioned with the Calgary office today to get in there and take advantage and gain a larger share of the larger projects in Canada, so I’m expecting, even though with the setback that we had there, good results going forward now that we’ve taken this hit.
Utility T&D, last year when we booked these major projects in transmission in Maine and the solar project on Long Island, that filled a void that we hadn’t had filled in a couple years in that business. We’re expecting the bidding activity to remain robust in that part of the business. A number of our units are pretty idle in Q1 because of the weather in Utility T&D but we’re seeing a pretty robust bidding season coming up, which really starts about now and runs up to the summer months when most of that work gets executed. We’re seeing the Texas CREZ work with Oncore shape up nicely. We didn’t get started, you know, we started to get ready for that work in January and February. We’re now rolling out on those projects. Expect to be fully utilized in March, the latter part of March, and then roll right in at full steam on those projects during Q2 and Q3. So hopefully that helps with what we’re seeing out there in the marketplace, Graham.
Graham Mattison, Lazard Capital Markets
Very helpful. I’ll jump back in queue. Thank you very much.
Operator
Thank you. The next question is from Stephen Gengaro of Jefferies. Please go ahead.
Stephen Gengaro, Jefferies & Company
Thanks. Good morning. I guess my biggest question is when I think about the backlog and where you stand and sort of the issues you’ve had here, I mean how, can you help us under—I mean is any of this a contracting problem? Or is this all an execution problem in the field? How can you help us kind of get comfortable with that? And has there been any kind of maybe taking on some work that was sort of borderline that has turned out to be a problem?
Randy Harl, President & Chief Executive Officer
Well, Stephen, it’s a combination of things. You know, you always wish that you could get down to that root cause that’s fairly simple and go fix that but when you look at these projects, which we have obviously been spending a lot of time thinking about, it really starts with you’ve got a pretty competitive market in Canada, there wasn’t much work going on, and so we had to go pretty thin as we went after this work. Then the market came back and we found ourselves in the midst of a lot of competition for the available labor. And so the combination of those two things puts you in a difficult spot. And then we’ve had some issues where the assumptions that we made in our estimating process turned out to not be correct in terms of the production that we thought we could achieve, some of the approaches or methods to construction that we thought we could use that didn’t work out, and then, you know, that led to some schedule slippages that got us into, further into the winter, where we experienced conditions that were unusually cold, even for Canada, where we couldn’t work a number of days.
So if I can paint the picture for you, it’s a fairly complex mosaic. It doesn’t have to do with our contracting approach. When we go back and look at our systems for forecasting and dealing with the costs on the projects, those are elements are there. No doubt we could have executed those better than we did, but they’re there. All the information was there that we needed to manage these projects. We needed to be a lot more robust and aggressive from a management standpoint, dealing with the issues as they came up, but that’s really a picture, and I think I’ve covered most of the elements that really led to those losses, which again leads me back to, you know, as conditions are changing, as that market starts to heat up, I think again the advantage is going to shift back to the contractors in terms of being able to get a better deal, a fairer deal in terms of how the risk gets apportioned between the contractors and the owners.

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
Stephen Gengaro, Jefferies & Company
Okay. And then when we think about your existing backlog, and it sounds like based on your commentary about being profitable in the second quarter that you feel like the existing backlog is going to be profitable on the Upstream side. Is that...? I guess I assume you’ve been through that pretty carefully and you’re comfortable with what’s in there. And can you kind of help us understand the components of profitability in the second quarter by segment? I mean do you expect all three to be profitable? How should we think about that?
Randy Harl, President & Chief Executive Officer
All right, well let’s kind of walk through the issues that we had last year. You hear listening to Canada we’ve got $120 million worth of revenue that’s not going to carry any profit, so that’s going to drag the margin in Canada. We had expected that Canada was going to be a big help in the first quarter of this year and turns out that’s not the case. But the rest of the work we have there should be profitable and so what we expect is margin depression in Canada.
The rest of our Upstream business, as I said, we’ve got the Acadian project, which is the centerpiece of that business, along with Oman, and we’re expecting to execute. We have, over the past three years, built the teams, the systems, the processes, and we’re highly confident that we have control of that business and that we’re going to produce the margins that we bid into that project. What comes behind that, we have the same expectation. The investment that we’re making in that business is we’re going out and starting these regional offices. We’ve already made some pretty good penetrations into the shale plays that I mentioned earlier, but all in all we expect that Upstream business to be profitable this year.
The Downstream business, which drug us last year—remember, we lost $15 million in the first half of last year, that’s when I get back to my reference — we put Jim Gibson up there, made some changes in our cost structure, the market came back a bit, and we more than broke even in the second half of the year. Our expectation for this year is that we’re profitable in that downstream business.
When you get to the Utility T&D segment, things are much better than they have been. The first quarter is really impacted by our inability to work in these colder climates. I mean you know what the weather has been in January and on into February in the northeast. Even in New Mexico we had days where we couldn’t work. So we’re impacted in the first quarter but after that our book of business is a lot more robust than it has been. Last year we didn’t have those two transmission projects and the solar project on Long Island in our northeast business in Utility T&D. So we expect that to push into profitability.
We’re really working hard on our cost structure in all of these businesses and, as Van pointed out, we have identified a lot of savings that you ought to see flow to the bottom line. In Texas we have the Oncor work, we have that work in backlog, we’re working hard on our execution, understanding what our costs are and managing to maximum profitability in those businesses. So when I go through each of those segments our expectation is that we’re profitable in Q2 and going forward in all of those segments.
Stephen Gengaro, Jefferies & Company
Okay, that’s helpful. Just one final one and I’ll get back in line here but the $120 million in revenue in Canada that are zero margin, are they going to be largely in the first quarter or how are they spread out?
Randy Harl, President & Chief Executive Officer
A large part of it is in the first quarter. Most of this stuff is pipeline work, Stephen, and so you’ll see most of it—when spring break-up comes we’re done. And then you’ll see us go back to work on it when the frost gets in the ground, and that’s usually late November/early December, finishing Q1 next year, and I believe there is some summer work in 2012 that has to get done as well.
Stephen Gengaro, Jefferies & Company
Okay, thank you.
Operator
Thank you. The next question is from Jamie Cook of Credit Suisse. Please go ahead.

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
Jamie Cook, Credit Suisse
Hi. Good morning. I guess two questions. You know, the first is I understand that you amended your credit facility but, Van, can you just sort of speak to the leeway you have under your current credit facility and I guess which quarter would be most at risk and are you concerned about the potential for violating any covenants in 2011?
Van Welch, Chief Financial Officer
Yeah, Jamie, in terms of the amendments we made, that I went through on the call, we did amend the revolver limitation to $25 million until we get the leverage ratio down to three to one. We also had some definitional types of changes associated with an amendment in terms of what should be and should not be included in consolidated EBITDA. As part of that we got some, on the covenants, we are expecting those covenants to be, the maximum leverage ratio in particular, we were at a current three to one type of leverage ratio. As amended we’re going to be five to one leverage ratio until end of Q3 2011 going down to 4.75 in Q4 2011 and then it sort of stair-steps down back to three to one as we near the completion of the amendment. Certainly with the losses that were now projecting in Canada we don’t have as much cushion as we anticipated when we first signed the agreement but we do believe that what our forecast is and the steps that we can take associated with that leverage ratio, including paying down debt, we do not believe that we’re going to be in violation of that covenant, any of those covenants in 2011.
Jamie Cook, Credit Suisse
Okay, but is it fair to say Q1 is then, you know, Q1 is probably most at risk is the way you’re looking at it?
Van Welch, Chief Financial Officer
No, I wouldn’t say that. I mean I think we’ve certainly got a management plan to exceed all of those or be within those covenants. If I looked at any particular quarter it would probably be Q3 that would be of risk, and that’s just the way that the trailing twelve months are calculated.
Jamie Cook, Credit Suisse
And then my second question, you talked about reducing debt by $50 million to $100 million; I mean how much of that is a function of your ability to generate cash this year and then what’s a function of you, I mean you talked about the potential for divesting certain non-core strategic assets, and how you are thinking about what’s core and not core?
Van Welch, Chief Financial Officer
Well I think if you look at some of the things that Randy has laid down on the, ah, looking at our shale plays, refocus on North America, evaluating each of the business units that we have within each of the segments in terms of their profitability and how they’re going to look going forward and we’re going to take a look, quite frankly, at every unit in terms of that profitability picture going forward. So nothing, I would say, at this point.
We’re going to evaluate the whole business and we will, after that evaluation we’ll make a determination of what kind of divestitures we can make. The credit agreement and the amendments that we put to the credit amendment give us the ability to do that.
So I don’t have anything that I can add to that at the moment but we’ll update you on further calls.
Jamie Cook, Credit Suisse
But I guess the $50 million to $100 million in debt reduction, does that come from—while you can’t tell us what you could potentially sell, do you view that as coming more primarily from selling non-strategic assets or your ability to generate cash from your core operations?
Van Welch, Chief Financial Officer
I think if you look at the low end that’s certainly the ability of the equipment sales and the operating cash flows that we have. We’re also, you know, we’ve got to maintain the flexibility of cash in this business in terms of working capital. As you approach the higher end, that $100 million number, that could be contingent on possible divestitures.
Jamie Cook, Credit Suisse
Okay, thanks. I’ll get back in queue.

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
Operator
Thank you. The next question is from John Rogers of DA Davidson. Please go ahead.
John Rogers, DA Davidson
Hi. Good morning. Van, just back to Jamie’s question on the debt, in terms of just equipment that you have it sounds like you may sell some and rent to replace that? I’m just kind of thinking about the timing of it. Because business units presumably take a little bit longer to assess and sell.
Randy Harl, President & Chief Executive Officer
John, we’re coming out of a period of time where, you know, there was a very robust market for these large diameter trunk line pipelines in the U.S. and a shortage of the big specialized equipment like side boom tractors to perform that work. We started last year about midyear looking at that. We began to see a shift in how much work there was and the ability to rent that kind of equipment and determined that for the foreseeable future, given how much equipment got built in the last four years and the market, that there would be ample equipment available for rental to perform the work that we needed to do to meet our objectives. And so we started to rationalize, both in the U.S. and Canada, the equipment fleet that we had. And that’s really what led to the divestitures and the equipment sales that Van talked about in his part of the discussion. And we have some more identified that we’re looking to sell at the present time.
John Rogers, DA Davidson
Okay. And would you also consider—I guess it’d have to be some sort of equity financing as well?
Van Welch, Chief Financial Officer
At this point, I mean we always have that flexibility, John, but at this point there is no plan at all to sell any equity.
John Rogers, DA Davidson
Okay, good. And then in terms of the backlog, just so I’m clear, I understand what changed with the utility business but did you also change the way you report backlog for the upstream and downstream business?
Van Welch, Chief Financial Officer
Yes we did, John. I mean what we did is, you know, with the increasing level of MSAs, now that was in particular with UTD, but also in the Upstream business, namely in Canada, we do have certain agreements that go out six years for example. So we wanted to put a picture out there to the investors of how much backlog we had in the next twelve months and then how much total backlog including all the MSAs and all these long agreements that go beyond a year to put that in perspective for the investors. But it impacts Upstream as well as UTD.
John Rogers, DA Davidson
Okay. And this might be in the 10-K but can you tell us what bookings were for the segments in the quarter as opposed to just the—because you can’t back into it with the changes.
Van Welch, Chief Financial Officer
John, yeah, we had about—there were additions that we had in the quarter of about $338 million.
John Rogers, DA Davidson
For all of the segments or...?
Van Welch, Chief Financial Officer
For all of the segments.
John Rogers, DA Davidson
And can you break that down by segment?

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
Van Welch, Chief Financial Officer
I can. In the T&D segment, that was about $170 million, in the Downstream segment it was about $72 million, and in the Upstream segment it was about $95 million.
John Rogers, DA Davidson
Great. Thank you.
Operator
Thank you. The next question is from Matt Tucker of KeyBanc Bank. Please go ahead.
Matt Tucker, KeyBank
Good morning, gentlemen. You guys, ah, you walked through some of the management changes that you’ve made recently, I was hoping you could comment on how many, if any, of the changes on the project management side, where it sounds like most of the problems that you saw in the quarter have occurred, how many of the changes on that side were external hires as opposed to on the sales and marketing side?
Randy Harl, President & Chief Executive Officer
We mostly had internal change, Matt, on the project management side, and that’s based on our knowledge of people and their past performance. I would say that with regard to what we’re doing to address the issues in Canada, we have had a few changes up to this point. The reason we have assigned Jim Gibson to go up there and assist Kevin Fleury in the assessment of the situation and put in place fixes is that he knows that market very well, the people we have, and we’ll have a combination, I suspect, of internal and external change that will affect that business.
With regard to the sales and marketing side, Rob has just been in place a month or so and he is still assessing that but, again, I expect us to have a combination of external and internal resources that lead to the improvements that we’re seeking there.
Matt Tucker, KeyBank
Great. Thank you. With respect to the Downstream outlook, would you say that the—I guess how would you differentiate between the outlook on the engineering side, which is more related to capital projects, versus the maintenance side? It sounds like maybe the maintenance side has seen a little bit more of a pick-up. And then, you know, a lot of the major downstream oil and gas companies recently have been indicating their margins have been getting a little better, some have announced new capital projects for 2011; I guess do you have any sense for when the engineering side could start to pick up more materially?
Randy Harl, President & Chief Executive Officer
First of all, to kind of set the tone again for the Downstream business, you know, we have always differentiated that business on the basis of safety, quality and relationships and past performance that we’ve had with customers. The past couple of years have been a market that you characterize by—really those are the price of admission but the paramount issue is cost. And so we have been working on but had a renewed effort in that business in Q4 and early this year to continue to reduce our cost where we can compete and make a profit in that business even at the margins that are available out there today. So cost reduction has really been where we have focused in every aspect of that business, including engineering.
In the engineering business we have really struggled because of the reduction in size and volume and needing a fixed overhead structure to be able to support that business and support the projects that our customers have. You know, we have seen some change in the marketplace for projects. I think we booked the McKee project last year with Valero, which is really an EPC project that is of the type that we had gotten into that engineering business to pursue, but the market just hasn’t had many of them. I think what Rob is going to help us do with his knowledge of the customers, of the market, is how to pursue larger projects. We have already identified a number of things that weren’t on the radar screen before Rob got here that we’re currently in pursuit of that if we could hit a couple of them, and I’m pretty optimistic that we can do that, we’ll totally change the fortunes of that engineering business and lead us into projects that give us a greater backlog, greater visibility, and all of a sudden we start to look at projects that are just larger than we have traditionally pursued in that engineering business. But to be successful in the engineering business you have to have a combination of the small projects that really feed the offices, cover a lot of the overhead, and then be able to get profitable on these larger engineering or EPC type projects.

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
But the market for those, I think you’re correct in that what we’re seeing is the owners of the refineries are starting to think about their budgets and what they need to do in those facilities a little more than they have over the past couple of years and that that opportunity is there. So get the cost structure right, which I think we have right now, we see profitability at the level that we were at last year and going into this year then we’re able to add a couple of these larger projects on top of that then we could have a pretty good situation in the downstream business this year.
Matt Tucker, KeyBank
Thanks. That’s very helpful. And then finally on the Upstream side, I guess can you kind of give us a sense of what inning we’re in at this point in terms of the Upstream bidding season? And if you think about kind of the total potential opportunity that you saw heading into the bidding season, you know, I guess what kind of percentage of that has already been awarded and what remains?
Randy Harl, President & Chief Executive Officer
I think, Matt, the way to think about that is, you know, there have been a couple of larger projects out there, and Acadia was one of those, and we won about half of that. There are a couple more to go that have not been awarded at this point in time and we will try to get a piece of one of those. We also have a number of smaller large-diameter projects that we’re currently tendering on and those also have not been awarded. So we’re early in the bidding phase to give you a kind of a sense of the timing. Most of what’s going to get awarded this year is still open and out there for tender.
Matt Tucker, KeyBank
Great. Thank you very much. I’ll jump back in the queue.
Operator
Thank you. The final question is from Stephen Gengaro from Jefferies. Please go ahead.
Stephen Gengaro, Jefferies & Company
Thank you. I just wanted to come back to one thing. When we look at the backlog in the Utility side, how should we think about that profitability as we sort of look ahead? I mean it’s—I’m just trying to sort of frame kind of what... Maybe a better way to ask the question is when we look at 2011 where do you think are the biggest sort of certainties and where are the biggest uncertainties from a margin perspective?
Randy Harl, President & Chief Executive Officer
Stephen, I think that the way to think about that Utility T&D is it really, you know, we have to perform in every segment. The two that give us the biggest bang are really Hawkeye and Chapman. So in Hawkeye we have now three big projects that we didn’t have last year. They’re construction projects. I think the guidance we’ve always given you on that is 10 to 15 percent contract margin on that kind of work. I can tell you that we have had our project management office working with the guys up there in the northeast since those projects were identified putting the bids together, setting up the control, project management systems, and we’re working very closely and very well with those guys. So I have a high expectation that we’re going to achieve the profitability out of those projects that we think we are. I think we’re doing all the right things. Doing that completely changes the performance of Hawkeye and really the northeast.
The other thing that we’re doing is we’re looking at Pittsburgh. You know, we’ve had a couple of traditional businesses there. We’re looking at how we restructure that, take some cost out of it, and add to it the work that we expect to come from the Marcellus. So we’re adding our upstream, engineering, project management, small-project project management capabilities into Pittsburgh for the pipeline side of it, for the maintenance on the pipe side of it, and we’re bringing more oversight from Hawkeye across the electrical side of it. So I think we’re going to achieve some real efficiencies there. So those are things that are underway that make us very confident that we’re going to have a totally different picture in the northeast.
The other piece of that is what happens in the bidding season. I think you hear in looking at the industry there’s a lot of work out there to be tendered, both in the transmission as well as the distribution side, and so we’re expecting to have a very strong bidding season up there in the northeast. So that is a big piece of the Utility T&D picture. The other one comes back here to Texas where we expect to continue to ramp on the Texas CREZ work. We’re out there mobilized and working on two big projects in a number of substations today. We’re working to bring better systems and processes into that part of our business to make sure that we’re as profitable as that MSA will let us be. And, again, I’m very confident that we’re going to be able to achieve the results that we need here in Texas. And those are really the keys in combination with maintaining the level of profitability that we had with UtilX, with Enercon, and the other parts of that business.

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Willbros Group, Inc. Fourth Quarter and Year End 2010 Results Conference Call
Tuesday, March 15, 2011 — 9:00 AM ET
We have taken the small pipe portion, B&H for the most part but also some of the small pipe piece up in the Pittsburgh area I talked about and folded that in with our Upstream business. That constitutes one of the pillars of moving closer to the well head and on toward the burner tip that I described in my remarks. Being able to build on that proven model that produces profitability and continue to expand in these local offices in the shale plays are also keys to really changing the model, leading us to improve profitability and predictability in our upstream business. And, again, I feel very confident that we’re going to be able to do those things.
Stephen Gengaro, Jefferies & Company
Okay, that’s helpful. And is Mr. Lennon, is he still running that business?
Randy Harl, President & Chief Executive Officer
No, Mr. Lennon left the company at the end of February. We have, I mentioned Mike Giarratano, who was working really between New York and Texas. He was running Texas distribution as well as Hawkeye. We have moved Mike to the COO position inside of Utility T&D. And most of the former executive management team, in fact all of it, have departed the company and we’re in midst of, with Mike, supported by Jim Gibson, really looking at the strategy for the business, the structure for the business, especially the cost structure for the business, and we’re finding a lot of ways to improve that business. We have the right assets, Stephen, in that business, so we’ve got access to the markets that we wanted, but we do need to improve our performance.
When I look at, you know, the opportunity that we have is tremendous. We have, with the MSA work, the backlog that we need to make profit. You look at the distribution business, you know, that’s a business where you have to have the right cost structure, but very dependable and should be profitable on a very predictable and regular basis. And then you put on top of that the growth that we expect to see in the transmission market, I can’t help but be very optimistic that we’ve turned the corner. We’ve gotten beat up pretty bad starting in Q3, following on into Q4, are not expecting a big turnaround in Q1, but once we get past that, you know, this thing ought to catch fire and really take off and do everything that we thought it was going to do. We’ve got all the right pieces; our challenge, as I said in my remarks, is to get in there and figure out how all of this stuff plays together and produce the results that we expect.
Stephen Gengaro, Jefferies & Company
That’s helpful. Thank you.
Operator
Thank you. This concludes today’s conference call. Please disconnect your lines and we thank you for your participation.

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